EXHIBIT 10.23

COOPERATION AGREEMENT

THIS AGREEMENT is made on 1st January, 2006

BETWEEN

(1)	Mega Century Limited, a company incorporated in Hong Kong whose registered office is at 3rd Floor, Block A, A3 Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong (the "Party A"); and

(2)
Infosmart Technology Limited, a company incorporated in Hong Kong whose registered address is at Unit A2, 18th Floor, Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong (the "Party B").

WHEREAS:

(A)
Party A is engaging in the business of producing DVD+/-R Discs (the "Products") and pursuant to a licence agreement dated 29th January, 2004 between Party A (as licensee) and the relevant intellectual property owner (the "Licence Agreement"), Party A has been duly given the licence and right by the intellectual property owner to produce the Products, and is also the holder of the “Licence for the Manufacture of Optical Disc/Stampers” issued by the Customs and Excise Department of Hong Kong (the "Manufacturing Licence") for manufacturing the Products.

(B)	Party B has the requisite production facilities and labour that are capable of manufacturing the Products.

(C)
Both Parties have agreed that it would be in their common business interests to combine their respective resources referred to in recitals (A) and (B) above for the added benefit of both under the terms and conditions contained herein.

IT IS HEREBY AGREED as follows:

1.	TERMS OF COOPERATION

1.1	Each of Party A and Party B hereby declares that as at the date of this Agreement, it has under its management and control the respective resources as follows:

(a)
in respect of Party A, a copy of each of the Licence Agreement and ManufacturingLicence, both annexed hereto and marked as Appendix I and Appendix II, respectively, and each certified as true copy by a director of Party A; and

(b)
in respect of Party B, with details of plant and equipment currently located at Unit A2, 18th Floor, Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong, the particulars of which are set out in Appendix III, [with an updated list as 31st March of each year not later than 28th April of that year as Clause 2.2

1.2	Each of Parties A and B hereby agrees that during the period from 1st January 2006 to 31st December 2006 (the "Cooperation Period") to combine operationally their production faculties as respectively set out in Clause 1.1 (the "Combined Facilities") for the benefit of both under the following terms and conditions:

(a)
each Party shall primarily be responsible for supervising and overseeing the proper application of their respective resources (as respectively referred to in Clause 1.1 above) being contributed by each Party under this Agreement with its management and control as referred to in Clause 1.1;

(b)	Party B shall use the Combined Facilities to manufacture the Products and sell such Products at Party B’s own discretion at different price and quantity to whatever person and party.

(c)	In respect of the Products being manufactured through using the Combined Resources under this Agreement:

(i)
Party A shall be solely responsible for duly paying all licensee fees to the intellectual property rights owner in connection with producing the Products and making all other payments to the relevant third parties which Party A is liable and that Party B shall not be held responsible or liable whatsoever for paying any third parties or any liabilities arising therefrom; and

(ii)	Party B shall be solely responsible for all the recurrent costs and expenses incurred therein for those Products being sold by Party B;

(d)
Party B hereby undertakes with Party A that Party B will increase the resources within the tenure of this Agreement, which shall include plant and equipment, for a minimum monthly production capability of up to Six Million and Five Hundred Thousand ( *6,500,000*) Unit of DVD+R (the “Minimum Quantity”). The legal title and full beneficial ownership of the Minimum Quantity of the Products manufactured by the Combined Facilities within each whole month during the Cooperation Period shall belong to Party B and in this connection, Party B shall have the right:

(i)	to sell such Products to third party buyers at the prevailing market price; and/or

(ii)	to sell such Products to Party A at the prevailing market price and/or at a favourable price and terms as agreed between both Parties,

and in both cases, Party B shall be entitled to keep all the profits arising therefrom; and

(e)
Excluding those quantities being sold by Party A to Party B pursuant to Clause 1.2(b), for all units manufactured in excess of the Minimum Quantity with the Combined Facilities within each whole month during the Cooperation Period, the direct production cost shall be wholly borne by Party B and the gross profits, which is the difference between the net sales revenue and the respective direct production cost, shall be shared between Party A and Party B in the proportion of 30:70 respectively.

1.3	This Agreement shall terminate upon the happening of the following events, whichever is the earliest:

(a)	automatically upon expiration of the Cooperation Period (unless extended as mutually agreed);

(b)	upon mutual agreement in writing; and

(c)
there is any material breach of its obligations in this Agreement by any one Party and who fails to remedy such breach within the reasonable period designated in writing by the innocent Party, upon giving notice to the breaching Party by the innocent Party.

2.	REPRESENTATIONS AND WARRANTIES AND UNDERTAKINGS

2.1
Each Party hereby represents, warrants and undertakes to the other as follows, and acknowledges that such other Party is entering into this Agreement on the basis of, and in reliance on, such representations, warranties and undertakings:

(a)	it has the power and authority to enter into and perform its obligations pursuant to this Agreement;

(c)	neither this Agreement nor its performance hereunder requires any licence, consent or other approval which has not already been obtained; and

(d)	that this Agreement constitutes valid, legal and binding obligations upon, and enforceable against, it, in accordance with its terms.

2.2
Party B hereby undertakes with Party A that in respect of the details of the plant and equipment referred to in Clause 1.1(b) above, Party B shall provide to Party A an updated list thereof as of 31st March in that year and that such list shall be provided on a date not later than 28th April of that year.

3.	GENERAL

3.1
Parties shall not assign, transfer, charge and/or deal in any other manner with this Agreement or any of its rights arising hereunder or purport so to do, or sub-contract any or all of its obligations under this Agreement, without the prior written consent of the other party.

3.2
The invalidity, illegality or unenforceability of any provision herein shall not affect the other provisions and this Agreement shall be given effect as if the invalid, illegal or unenforceable provision had been deleted and replaced with a provision with a similar economic effect to that intended by the Parties.

3.3
This Agreement sets out the entire agreement and understanding between the Parties relating to the subject matter hereof and shall not be altered or supplemented except by a written instrument signed by the Parties.

3.4
This Agreement shall supersede all and any previous agreements, or arrangements, between the Parties relating to the subject matter hereof and all or any such previous agreements or arrangements shall cease and determine with effect from the date hereof.

3.5	No variation of this Agreement shall be effective unless it is made in writing, refers specifically to this Agreement and is signed by the Parties.

3.6
Each Party hereby undertakes to the other Party that it will do all such acts and things and execute all such agreements and documents as may be necessary or desirable to carry into, or give legal effect, to the provisions of this Agreement.

3.7	Time shall be the essence in respect of the obligations of the Parties set out herein.

4.	LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and each of the Parties hereby irrevocably submits to the jurisdiction of the Hong Kong Courts.

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by	) For and Behalf of Mega Century
) Limited
for and on behalf of Mega Century Limited	)
in the presence of:	) /s/ Cheung Suen Kuen
Authorized Signature (s)

SIGNED by	) For and on behalf of Infosmart
) Technology Limited
for and on behalf of Infosmart Technology Limited	)
in the presence of:	) /s/ Kwok Chung
Authorized Signature (s)